EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-1

ECOMINAS CORP.

Table 1 — Newly Registered Securities

Fees to Be Paid	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(a)	40,000,000 shares	$0.01	$400,000	0.00013810	$55.24

			Maximum Aggregate Offering Price				Fee
Total Offering Amounts			$400,000				$55.24
Total Fee Offsets			—				N/A
Net Fee Due							$55.24

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of any stock split, stock dividend, recapitalization or similar transaction.